Exhibit 99.1

June 29, 2016

Western Uranium Corporation Announces Private Placement of US $2.5 million

FOR IMMEDIATE RELEASE

June 29, 2016-(Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (quoted in the United States on the OTCQX® Best Market under the symbol OTCQX: WSTRF and as of June 28, 2016, a reporting company with the U.S. Securities and Exchange Commission (the ‘‘Company’. The Private Placement will consist of the sale of up to approximately 1,909,855 units at the price of Cdn$1.70 per unit for gross proceeds of up to US $2.5 million (the “Private Placement”).

Each unit issued in the Private Placement will consist of one common share of the Corporation (a “Common Share”) plus one full (1) Common Share purchase warrant (a “Warrant”). Each full Warrant entitles its holder to purchase one Common Share (a “Warrant Share”) at an exercise price of Cdn$2.80 for a period of five (5) years following the Closing Date, whereupon the Warrants will expire.

The Warrants contains a provision that if the Company’s shares trade at or above Cdn$4.25 per share for 15 consecutive trading days, the Corporation may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days’ written notice by the Corporation.

The Corporation may at its discretion sell additional Common Share units to raise additional proceeds of up to fifty percent (50%) of the stated maximum of US $2.5 million.

Securities issued pursuant to the Private Placement shall be subject to a six (6) month hold period for both Canadian resident investors and for United States investors who are “accredited investors” under applicable Canadian and United States securities laws.

The Company intends to use the net proceeds from the Private Placement to pay the costs of the Company's acquisition of Black Range Minerals Limited, to fund the development of the Company's Ablation Technology, to fund mine production preparation and for working capital purposes.

The Private Placement is subject to certain conditions including, but not limited to, the receipt of all necessary approvals including the approval of the Canadian Securities Exchange and applicable securities regulatory authorities.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium company focused on the near-term production of uranium and vanadium in the western United States.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

Neither the CSE nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

The securities offered have not been and will not be registered under the U.S. Securities Act of 1933 and may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com

Investor Relations

Helen O’Shea

ir@western-uranium.com

203-340-5633